Exhibit 99-B.4.32

                    Aetna Life Insurance and Annuity Company
                        Home Office: 151 FARMINGTON AVE.
                           HARTFORD, CONNECTICUT 06156
                                 (203) 273-0123

                              Herein called Aetna.

                      Certificate of Group Annuity Coverage

This Certificate describes the Group Annuity Contract issued to the Contract Holder to meet the liabilities of its Deferred Compensation Plan. All data shown here are taken from Aetna records and are based upon information furnished by the Contract Holder.

This Certificate is a summary of the Group Annuity Contract provisions. It replaces any and all prior certificates, riders or amendments issued under the stated Contract and Certificate numbers. This Certificate is for information only and is not a part of the Contract.

THE VARIABLE FEATURES OF THE GROUP CONTRACT ARE DESCRIBED IN PARTS III AND IV.

                                 RIGHT TO CANCEL

The Contract Holder may cancel this Certificate within 10 days of receiving it, by returning this Certificate along with a written notice to Aetna at the above address or to the agent from whom it was purchased. Within 7 days after it receives the notice of cancellation and this Certificate at its Home Office, Aetna will return the entire consideration paid; plus any increase or minus any decrease in the cash value of any funds allocated to the Separate Account or attributable to the Market Value Adjustment provision of the Guaranteed Accumulation Account.


                                                      /s/  John J. Martin

                                                            President


GDCC-HD (XC)

                                 SPECIFICATIONS

Guaranteed Interest Rate -- There are guaranteed interest rates for Purchase Payment(s) held in the General Account. (See 1.03 and 1.04).

Surrender Fee -- There will be a charge deducted for early surrender. (See
3.11.)

Deductions from the Separate Account -- There will be deductions for mortality and expense risks and administrative fees. (See 3.05.)

Deduction from Purchase Payment(s) -- Purchase Payment(s) are subject to a deduction for premium taxes, if any. (See 3.01.)

--------------------------------------------------------------------------------
PLAN

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CONTRACT HOLDER                          GROUP ANNUITY CONTRACT NO.

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PARTICIPANT                              CERTIFICATE NO.

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                                TABLE OF CONTENTS
                             I. GENERAL DEFINITIONS

                                                                         Page
1.01 Annuitant.........................................................    5
1.02 Annuity...........................................................    5
1.03 Fixed Account.....................................................    5
1.04 Guaranteed Accumulation Account (GA Account)......................    5
1.05 Fixed Annuity.....................................................    5
1.06 Fund(s)...........................................................    5
1.07 General Account...................................................    5
1.08 Participant.......................................................    5
1.09 Plan..............................................................    5
1.10 Purchase Payments.................................................    5
1.11 Separate Accounts.................................................    5
1.12 Valuation Period..................................................    5
1.13 Variable Annuity..................................................    5
                             II. GENERAL PROVISIONS
2.01 Change of Contract................................................    6
2.02 Non-Participating Contract........................................    6
2.03 Payments..........................................................    6
2.04 Control of Contract...............................................    6
2.05 Designation of Beneficiary........................................    6
2.06 Misstatements and Adjustments.....................................    6
2.07 Incontestability..................................................    6
2.08 Grace Period......................................................    6
2.09 Compliance........................................................    6
         III. PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS
3.01 Net Purchase Payment(s)...........................................    7
3.02 Individual Account(s).............................................    7
3.03 Maintenance Fee...................................................    7
3.04 Fund(s) Record Units -- Separate Account..........................    7
3.05 Fund(s) Record Unit Value -- Separate Account.....................    7
3.06 Current Value.....................................................    7
3.07 Transfer of Current Value from the Funds..........................    7
3.08 Transfer of Current Value from the Fixed Account..................    8
3.09 Transfer of Current Value from the GA Account.....................    8
3.10 Notice to the Contract Holder.....................................    8
3.11 Sum Payable at Death (Before Annuity Payments Start)..............    8
3.12 Surrender Value...................................................    8
3.13 Payment of Surrender Value........................................    8
3.14 Reinstatement.....................................................    8
3.15 Payment of Current Value..........................................    8


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                             IV. ANNUITY PROVISIONS
4.01 Choices to be Made................................................    9
4.02 Terms of Annuity Options..........................................    9
4.03 Variable Annuity Payments.........................................    9
4.04 Annuity Options...................................................    9
                                 V. FEE SCHEDULE
5.01 Maintenance Fee...................................................   11
5.02 Surrender Fee.....................................................   11
5.03 Table of Values -- Fixed Account..................................   11


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

I. GENERAL DEFINITIONS

1.01 Annuitant -- A person on whose life an Annuity has been effected under the Contract.

1.02  Annuity -- Payment of an income for a stated period or amount.

1.03 Fixed Account -- An accumulation option with a guaranteed minimum interest rate of 4%. Aetna may credit a higher rate which is not guaranteed.

1.04 Guaranteed Accumulation Account (GA Account) -- An accumulation option which guarantees to credit interest daily at an annual rate never less than 4% on amounts received during a Deposit Period (usually a calendar quarter) and held in the GA Account until the end of a specified period, usually one to five years (Guaranteed Term).

      Amounts withdrawn from the GA Account are subject to the Withdrawals and Market Value Adjustment (MVA) provisions. The MVA may increase or decrease the amount being withdrawn from the GA Account. The MVA will not apply to withdrawals made:

      (a)   at the end of the Guaranteed Term;

      (b)   in the event of death; or

      (c)   to pay an Annuity premium under the Contract.

1.05  Fixed Annuity -- An Annuity with payments which do not vary in amount.

1.06 Fund(s) -- The open-end registered management investment companies (mutual funds) made available by Aetna under the Contract.

1.07 General Account -- The Account holding the assets of Aetna, other than those assets held in the Separate Accounts.

1.08 Participant -- You, a person who participates in the Plan named on the Specifications page of the Contract.

1.09 Plan -- The Plan named on the Specifications page of the Contract. The term includes all written documents describing the Plan. The Plan is not a part of the Contract. Aetna is not bound by the terms of the Plan.

1.10  Purchase Payments -- Payments made to Aetna.

1.11 Separate Accounts -- Accounts set up by Aetna under the Connecticut Insurance Laws which purchase shares of the Fund(s).

1.12 Valuation Period (Period) -- The period of time from the end of one business day on the New York Stock Exchange to the end of the next business day.

1.13 Variable Annuity -- An Annuity with payments which vary with the net investment results of a Separate Account.


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

II. GENERAL PROVISIONS

2.01 Change of Contract: Only an authorized officer of Aetna may change the terms of the Group Annuity Contract. Aetna will notify the Contract Holder in writing at least 30 days before the effective date of any change. Any change will not affect the amount or terms of any Annuity which begins before the change.

2.02 Non-Participating Contract: You or the Contract Holder will not have a right to share in the earnings of Aetna.

2.03 Payments: Aetna will make Annuity payments as and when due. Aetna will make other payments within 7 days of receipt at its Home Office of a written claim for payment which is in good order, except as provided in 3.12.

2.04 Control of Contract: All rights in the Contract rest with the Contract Holder, who is entitled to all amounts held under the Contract. The Contract Holder, or authorized designee of the Contract Holder (as allowed by law), may make any choices allowed by the Contract with respect to an Individual Account. Choices made under the Contract must be in writing. Until receipt of such choices in the Home Office of Aetna, Aetna may rely on any previous choices made. The Contract, this Certificate and any Individual Account shall not be subject to the claims of any creditors of a Participant except to the extent permitted by law. All amounts held under the Contract are owned solely by the Contract Holder without being restricted by the provisions of the Plan subject only to the claims of general creditors of the Contract Holder. The Contract, this Certificate and an Individual Account are non-assignable and non-transferable. The Contract Holder will inform Participants as to when and where the Contract may be examined.

2.05  Designation of Beneficiary: The beneficiary shall be the Contract Holder.

2.06 Misstatements and Adjustments: If Aetna finds the age, or any other relevant facts to be misstated, the correct facts will be used to adjust payments.

2.07 Incontestability: Aetna cannot cancel the Contract or this Certificate because of any error of fact on the application.

2.08 Grace Period: The Contract and this Certificate will remain in effect even if Purchase Payments are not continued.

2.09 Compliance: The Contract is fully subject to and incorporates by reference the Rules and Regulations promulgated by the New York State Deferred Compensation Board for Plans of deferred compensation established in accord with Internal Revenue Code Section 457.


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

III. PURCHASE PAYMENT, CURRENT VALUE AND SURRENDER PROVISIONS

3.01 Net Purchase Payment(s): The actual Purchase Payment less any state premium tax.

      The Net Purchase Payment(s) will be credited to:

      (a)   the Fixed Account;
      (b)   the Guaranteed Accumulation Account;
      (c)   the Fund(s) in which the Separate Account invests.

      Aetna must be told the percentage of the Net Purchase Payment(s) to be applied to each investment above.

      During any calendar year, Aetna may be told to change the investment mix four times. If additional changes are allowed, each may be subject to a fee of up to $10.

3.02 Individual Account: Aetna will maintain an Individual Account as instructed by the Contract Holder.

3.03 Maintenance Fee: The Maintenance Fee (see 5.01) will be deducted from the Current Value on each anniversary of an Individual Account effective date and upon surrender of an entire Individual Account.

      Any portion of the Maintenance Fee deducted from the Fixed Account or GA Account will not exceed the interest in excess of 4% and any Net Purchase Payment(s) credited to the Account during the 12 months prior to the deduction.

3.04 Fund(s) Record Units -- Separate Account: The portion of the Net Purchase Payment(s) applied to the Separate Account will determine the number of Fund(s) Record Units. This number is equal to a Net Purchase Payment divided by the Fund(s) Record Unit Value (see 3.05) for the Valuation Period in which the Purchase Payment is received in good order.

3.05 Fund(s) Record Unit Value -- Separate Account: The Fund(s) Record Unit Value is computed by multiplying the Net Return Factor for the current Valuation Period by the Fund(s) Record Unit Value for the previous Period. The dollar value of the Fund(s) Record Units, Separate Account assets, and Variable Annuity payments may go up or down due to investment gain or loss.

      The calculation to determine the Net Return Factor includes deductions totaling 1.25% on an annual basis for annuity expense risks and profit; and a daily administrative charge which will not exceed .25% on an annual basis. The administrative charge may be changed annually except for amounts which have been used to purchase an Annuity.

3.06 Current Value: The Current Value is the value of an Individual Account at the end of a Valuation Period and is equal to:

      (a) Any amounts in the Fixed Account, including Fixed Account interest added by Aetna; plus
      (b) Any amounts in the GA Account, including GA Account interest added by Aetna; plus
      (c)   The sum of any Separate Account Record Unit value(s); less
      (d)   Any Maintenance Fee(s) due.

      Current Value does not include amounts used to purchase an Annuity.

3.07 Transfer of Current Value from the Funds: Before an annuity option is elected, all or any portion of the Current Value may be transferred from any Fund to any other Fund; to the Fixed Account or to the current Deposit Period in the GA Account.

      Four transfers of Current Value can be made during a calendar year period. If additional transfers are allowed, each may be subject to a fee up to $10.


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

3.08 Transfer of Current Value from the Fixed Account: 10% of the Current Value held in the Fixed Account may be transferred to any Fund(s) or to the current Deposit Period in the GA Account. Such transfer will be:

      (a)   without charge;
      (b)   allowed once per calendar year;
      (c)   not allowed under an annuity option.

      Aetna may, on a temporary basis, allow any larger percent to be transferred.

      The Current Value of the Fixed Account, as used above, is the value when the request is received at the Home Office of Aetna.

3.09 Transfer of Current Value from the GA Account: At the end of a Guaranteed Term, amounts in that Term may be transferred without Market Value Adjustment to any Fund(s) or to the Fixed Account. Transfers are not permitted from the GA Account at any other time.

3.10 Notice to the Contract Holder: Aetna will notify the Contract Holder each year of:

      (a)   The value of any amounts held in:

            (1)   the Fixed Account; and

            (2)   the GA Account; and

            (3)   the Fund(s) for the Separate Account; and

      (b)   the number of any Fund(s) Record Units; and

      (c)   the Fund(s) Record Unit Value(s); and

      (d)   the Surrender Value of these amounts.

      Such number of values will be as of a date no more than 60 days before the date of the notice.

      Pursuant to the Plan, you will receive a Quarterly Report of the above information.

3.11 Sum Payable at Death (Before Annuity Payments Start): Aetna will pay the Current Value to the beneficiary if:

      (a)   You die before Annuity Payments start; and
      (b)   The notice of your death is received in good order by Aetna.

      The sum paid will be the Current Value on the date the notice is received at Aetna's Home Office. The amount paid from the Fixed Account or GA Account will not be less the Net Purchase Payment(s) allocated to the Account for you under an Individual Account (less any prior transfers (see
      3.08 and 3.09) or surrenders). The beneficiary may choose to apply all or any portion of the payment to an Annuity Option (see Part IV).

3.12 Surrender Value: After deduction of the Maintenance Fee (if any), the amount paid by Aetna upon the surrender of any portion of an Individual Account shall be reduced by a Surrender Fee. The Surrender Fee will be in accordance with the Surrender Fee table in 5.02.

      The total deductions made on surrender of an entire Individual Account (including any negative MVA under the GA Account) will not exceed 7% of the Current Value as of the date of surrender and the Surrender Fee will not exceed 8.5% of the actual Purchase Payments made to the Account.

3.13 Payment of Surrender Value: Under certain emergency conditions, Aetna may defer payment:

      (a)   for a period of up to 6 months (unless not allowed by state law);
            and
      (b)   as provided by federal law.

3.14 Reinstatement: Certain surrendered amounts may be reinstated to the Contract according to the terms stated in the Contract.

3.15 Payment of Current Value: Aetna may pay in a lump sum any Current Value if Purchase Payments have not been received for three


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

      full years and the Current Value is less than $2,000. Such Current Value paid may not be reinstated.


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

IV. ANNUITY PROVISIONS

4.01 Choices to be Made: An Annuity Option may be elected by telling Aetna to pay all or any portion of the Current Value (minus any premium tax) as a premium for an Annuity under Option 2 or 3 (see 4.04). The first Annuity payment must generally be made no later than the first day of the month following your 75th birthday. Aetna may be told to make the first Annuity payment during any prior month.

      When an Option is chosen, Aetna must also be told whether payments are to be made other than monthly and (except for Option 2) to pay:

      (a)   a Fixed Annuity using the General Account; or
      (b) a Variable Annuity using any of the Fund(s) made available by Aetna for Annuity purposes; or
      (c)   a mix of (a) and (b).

      If a Fixed Annuity is chosen, Aetna will add interest daily at an annual rate no less than 3.5%. Aetna may add interest daily at any higher rate.

      If a Variable Annuity is chosen, an Assumed Annual Net Return Rate of 5% may be chosen. If not chosen, Aetna will use an Assumed Annual Net Return Rate of 3.5%.

4.02 Terms of Annuity Options: Specific terms governing the Annuity Options can be found in the Contract.

      If a Fixed Annuity under Option 3 is chosen and a larger payment would result from applying the surrender value to a single premium immediate annuity currently offered by Aetna to the same class of Annuitants, Aetna will make the larger payment.

4.03. Variable Annuity Payments: The amount of the first Variable Annuity Payment will be divided by the Fund(s) Annuity Unit Value on the tenth Valuation Period before the date the first payment is due to determine the number of Fund(s) Annuity Units. The number of Fund(s) Annuity Units remains fixed. Each future payment is equal to this number times the Fund(s) Annuity Unit Value on the tenth Valuation Period prior to the due date of the payment.

      Payments shall not be changed due to changes in the mortality or expense results or administrative charges.

4.04  Annuity Options:

      Option 1 - Payment of Interest on Sum Left with Aetna - This Option may be used only by the beneficiary if you die before Aetna has started paying an Annuity. A portion or all of the sum paid upon your death may be held under this Option and will be held in the General Account of Aetna at interest (see 4.01). The beneficiary may later tell Aetna to:

      (a)   pay a portion, or all, of the sum held by Aetna; or
      (b) apply a portion, or all, of the sum held by Aetna to an Annuity Option below.

      Option 2 - Payments of a Stated Dollar Amount - This Option may only be elected as a Fixed Annuity. An Annuity of a chosen amount will be paid until no funds are left. The payments to be made in a year must be greater than $65 for each $1,000 applied to this Option, but cannot exceed an amount which would deplete the funds in less than 3 years. If GA Account funds are used to purchase this Option, Annuity payments from those funds must be paid for not less than 5 years. During any year, Aetna reserves the right to make as a minimum payment an amount equal to 105% of the interest for that year.


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

      Option 3 - Payments for a Stated Period of Time - An Annuity will be paid for the number of years chosen.

      The number of years must be at least 3 and not more than the lesser of 15 years or the life expectancy of the Annuitant. If GA Account funds are used to purchase this Option, Annuity payments from those funds must be paid for not less than 5 years and not more than the lesser of 15 years or the life expectancy of the Annuitant.

      If payments for this Option are made under a Variable Annuity, the present value of any remaining payments may be withdrawn at any time. If a withdrawal is requested within 3 years after the start of payments, it will be treated as a surrender (see 3.12).

      Other Options - Aetna may make other options available as allowed by the laws of the state in which the Contract is delivered.


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

                                 V. FEE SCHEDULE
                           DEFERRED COMPENSATION PLAN

5.01  Maintenance Fee: The Maintenance Fee will be $15.

5.02  Surrender Fee:

      For each surrender from an Individual Account, the Surrender Fee will vary according to the number of Purchase Payment Cycles completed for the Individual Account being surrendered. The number and amount of Purchase Payments to be made in a year is chosen by the Contract Holder. A Purchase Payment Cycle is completed when this number and amount of Purchase Payments have been made. When a particular Purchase Payment is intended to include more than one regular Purchase Payment, Aetna will credit the number of Purchase Payments represented by such Purchase Payment when determining the number of Purchase Payment Cycles completed. The number of Purchase Payment Cycles completed may not be greater than the number of whole years since the Individual Account was established. For each surrender, the Fee will be as follows:

      Number of Purchase Payment Cycles Completed                  Surrender Fee
           Less than 5                                                   5%
           5 or more but less than 7                                     4%
           7 or more but less than 9                                     3%
           9 or more but less than 19                                    2%
           19 or more                                                    0%

      No Surrender Fee is deducted from any portion of the Individual Account which is paid:

      (1)   At your death before Annuity payments start; or
      (2)   As a premium for an Annuity under the Contract; or
      (3) After you have reached age 59 1/2 or such earlier retirement age permitted by the Plan, and 9 or more Purchase Payment Cycles have been completed for you under the Individual Account being surrendered; or
      (4) After you separate from service with the Contract Holder and 9 or more Purchase Payment Cycles have been completed for you under the Individual Account being surrendered; or
      (5) After 10 years from the effective date of the Individual Account being surrendered; or
      (6) The Contract Holder certifies to Aetna that the surrender is due to either a permanent disability, or unforeseen emergency as specified under Section 457(b)(5) of the Internal Revenue Code.

5.03  Table of Values - Fixed Account:

      The values in the following table only apply to annual Purchase Payments of $1,000.

      The Paid-Up Annuity Benefit assumes the Current Value has accumulated in the Fixed Account at the Guaranteed Interest Rate until age 65 and is applied to Option 4 with a stated period of 120 months. The Surrender Value assumes the Purchase Payments are credited to the Fixed Account at the Guaranteed Interest Rate at the beginning of each Contract year. The Maintenance Fee and applicable Surrender Fee are deducted. The values would be different for other Purchase Payment amounts, if Purchase Payments are not made when due, if partial surrenders are made, if Aetna adds interest at a rate greater than the Guaranteed Interest Rate-Fixed Account or if the Annuity payment rates change.


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

                                 TABLE OF VALUES
                      FOR A $1,000 ANNUAL PURCHASE PAYMENT
              APPLIED AT THE GUARATNEED INTEREST RATE-FIXED ACCOUNT

AGE OF ISSUE: 35

        End of                   Paid-Up Annuity
       Contract                 Benefit at Age 65                      Surrender
         Year                    (Monthly Income)                        Value
         ----                    ----------------                        -----

          1                         $   18.32                           $  974.
          2                             35.93                            1,986.
          3                             52.86                            3,040.
          4                             69.15                            4,135.
          5                             84.80                            5,274
          6                             99.86                            6,527
          7                            114.33                            7,772.
          8                            128.25                            9,161.
          9                            141.64                           10,522.
          10                           154.51                           12,060.
          11                           166.88                           13,824
          12                           178.78                           15,401.
          13                           190.22                           17,043
          14                           201.22                           18,749.
          15                           211.80                           20,524.
          16                           221.97                           22,370.
          17                           231.75                           24,290.
          18                           241.15                           26,287.
          19                           250.19                           28,363.
          20                           258.89                           30,523.

          25                           297.59                           42,687.

          30                           329.40                           57,487.


GDCC-HD (XC)

                    Aetna Life Insurance and Annuity Company
                        Home Office: 151 FARMINGTON AVE.
                           HARTFORD, CONNECTICUT 06156
                                 (203) 273-0123


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